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                                                                                          EXHIBIT 11

                          VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                                  COMPUTATION OF EARNINGS PER SHARE

                                   For the Years Ended December 31
                             Amounts in Thousands, Except per Share Data


                                                   1995       1994       1993       1992       1991
Primary and fully diluted earnings:
  Average common shares outstanding..........     35,544     36,450     36,757     37,590     38,052

  Common share equivalents:
       Performance Share Plan................        389        233        218        190        164
       Total Shares..........................     35,933     36,683     36,975     37,780     38,216


Net earnings before cumulative effect of
  accounting change..........................   $166,240    $97,976    $88,229    $90,980    $52,580
Cumulative effect of accounting change.......        -          -          -        3,005        -
  Net earnings...............................   $166,240    $97,976    $88,229    $93,985    $52,580


Primary and fully diluted earnings per share
  of common stock:
Net earnings before cumulative effect of
  accounting change..........................      $4.63      $2.67      $2.39      $2.41      $1.38
Cumulative effect of accounting change.......        -          -          -         0.08        -
  Net earnings...............................      $4.63      $2.67      $2.39      $2.49      $1.38

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